Exhibit 99

PRESS RELEASE

For Immediate Release	August 20, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION SUCCESSFULLY COMPLETES OFFERING

Fairlawn, Ohio – August 20, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the successful completion of its stock offering.

The Company sold 15 million shares of its common stock at $1.50 per share, resulting in gross proceeds of $22.5 million before expenses, including shares sold to the standby purchasers. The standby purchasers were a group of investors led by Timothy T. O’Dell, Thad R. Perry and Robert E. Hoeweler. Going forward, Mr. O’Dell will serve as Chief Executive Officer, Mr. Perry as President and Mr. Hoeweler as Chairman of the Board of the Company and CFBank.

Eloise L. Mackus, CEO, commented, “What an exciting time this is in the 120-year history of CFBank. We appreciate the confidence of the Bank’s employees and customers and the Company’s stockholders. Our future, which will benefit from the addition of great banking talent, has never been brighter.”

Pursuant to an agreement with the U.S. Department of Treasury, the Company will utilize a portion of the offering proceeds to redeem the Preferred Stock and warrant and all accrued but unpaid dividends on the Preferred Stock issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP Securities”). The redemption cost will total $3.0 million, resulting in a discount of approximately $5.0 million. Redemption of the TARP Securities will be completed upon receipt of regulatory approval from the Office of the Comptroller of the Currency (OCC).

The Company will invest $13.5 million of the proceeds from the stock offering into its subsidiary, CFBank, to improve its regulatory capital ratios and to support future growth and expansion. As referenced in last week’s earnings announcement, pro forma tangible book value, based on financials as of June 30, 2012, and reflecting completion of the offering and redemption of the TARP Securities, is $1.68 per share.

The new shares are expected to be issued in book entry form and be available for trading by Thursday, August 23, 2012. Stockholders will receive communication from their brokers or from Registrar and Transfer Company, the Company’s transfer agent, when the shares are issued. Stockholders will have the ability to access and manage their accounts online by logging into the Registrar and Transfer Company website (www.rtco.com) and clicking “Online Services” in order to request a user ID and password. Stockholders may also elect to have shares delivered directly to a brokerage account, which can be done by contacting your broker and authorizing an electronic transfer via DTC’s Direct Registration Profile System.

The financial advisor and information agent for the offering was ParaCap Group, LLC.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.